Exhibit 10.3

Amendment to

Dominion Resources, Inc.

Directors’ Deferred Cash Compensation Plan

Effective as of December 31, 2004

1.	Effective December 31, 2004 (the “Plan Freeze Date”):

(a)	no new Directors will be eligible to participate in the Directors’ Deferred Cash Compensation Plan (the “Plan”) after the Plan Freeze Date;

(b)	no Directors already participating in the Plan will be able to defer any Compensation earned or attributable to services provided after the Plan Freeze Date; and

(c)	Deferred Stock Benefits, for which shares are contributed to a Trust account in accordance with the Plan, shall be rounded to the nearest whole share upon such contribution.

2.	All other terms and conditions of the Plan shall continue in full force and effect for all Deferred Benefits elected under the Plan as of the Plan Freeze Date (including amounts earned in 2004 but paid in 2005).

3.	The Plan is being amended to clarify the prior operation of the Plan and with the intent that the amendments shall not constitute a material modification for purposes of Section 885(d)(2) of Public Law No. 108-357, the American Jobs Creation Act of 2004. If any portion of this amendment is deemed to be a material modification for that purpose, that portion of the amendment shall be null and void. All provisions of this amendment and the Plan shall be read and interpreted to be consistent with the intent of this amendment.

4.	All capitalized terms not defined in this amendment, shall have the same meanings as set forth in the Plan.